EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL STAR, INC. ANNOUNCES ANNUAL SHAREHOLDERS MEETING

SHREVEPORT, LA/EWORLDWIRE/February 22, 2008 – International Star, Inc. (OTCBB:ILST.BB) today announced that the annual meeting of shareholders of International Star, Inc. will be held on May 19, 2008, at 3:00 p.m. (local time) at The Hilton Hotel, 104 Market Street, Shreveport, LA 71101.  Formal notice of the meeting will be sent by mail to the company’s shareholders in accordance with applicable law and the company’s Bylaws.

The Hilton Hotel is offering special room rates for ILST shareholders on May 18 and 19, 2008.  The cutoff date for making reservations at the hotel is Wednesday, April 23, 2008.  Individuals must make their own reservations by calling 1-800-HILTONS or by visiting www.hilton.shreveport.com.  Shareholders should identify themselves as a member of the International Star group to receive the reduced rate.  Reservations must be guaranteed with a major credit card.

About International Star, Inc.

International Star, Inc. (OTC BB:ILST) maintains its corporate headquarters in Shreveport, LA and owns interests in minerals rights in Arizona that, subject to having adequate financial resources, it intends to exploit through the extraction of precious minerals from the rights it has acquired.  More information about International Star, Inc. and its business activities can be obtained by calling International Star, Inc. at (318) 464-8687 or (318) 453-7849 or by visiting www.istarnevada.com.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1996, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains.  The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements.  Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company.  The company disclaims any obligation to update information contained in any forward-looking statement.